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                                                                    EXHIBIT 6(c)


                              CONSULTING AGREEMENT

         This Agreement is effective as of April 14, 1999, by and between Bradley J. Farley, (hereinafter referred to as "CONSULTANT"), and Austin Funding Corporation, a Texas Corporation, with offices at 823 Congress Avenue, Suite 515, Austin, Texas 78701 (hereinafter referred to as "COMPANY").

         In consideration of the mutual promises contained herein and as a memorialization of the terms of performance of the work described herein, the parties agree as follows:

         1. SCOPE OF WORK.

         CONSULTANT agrees to perform certain consultant services relating to COMPANY'S business. COMPANY hereby retains CONSULTANT to perform such services pursuant to the terms hereinafter set forth.

         2. COMPENSATION AND REIMBURSEMENT OF EXPENSES.

         (a) COMPANY agrees to pay CONSULTANT $15,000.00 per month payable within 10 days of each successive month.

         3. CONFIDENTIAL INFORMATION.

         CONSULTANT agrees to keep all information relating to COMPANY and the customers of the COMPANY to which they acquire access confidential, if not already known to the general public, and also agrees not to use or disclose such confidential information to any other person for any purpose without the express written consent of COMPANY.

         4. INDEPENDENT CONTRACTOR.

         CONSULTANT is and shall perform this Agreement as an independent contractor, and, as such, shall have and maintain sole control over his operations and/or services. CONSULTANT shall not be, represent, act, report to act, or be deemed to be the agent, representative, employee or servant of COMPANY. CONSULTANT is responsible for any income or other tax. The amounts payable to CONSULTANT hereunder are inclusive of any gross receipts, sales or other tax. CONSULTANT is obligated to indemnify COMPANY for any loss of COMPANY arising from CONSULTANT's failure to pay any tax.

         5. TERMINATION.

         (a) This Agreement shall terminate at such time CONSULTANT sells, transfers, or assigns the shares of capital stock in Company held by him.


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         (b) The provisions in Paragraphs 3 and 4 shall survive the termination of any other obligations under this Agreement.

         (c) If either party shall at any time default in the payment of any fee or commit any breach of any promise or agreement contained in any paragraph and shall fail to remedy any such default or breach within seven days after written notice by the other party, the other party may at its option terminate its obligations under this Agreement with the exception of the obligations in Paragraphs 3 and 4. By exercising its option to terminate its obligations under this Agreement, a party does not waive its right to damages for a breach previously committed by the other party.

         6. FAILURE TO ENFORCE.

         Failure by either party to enforce at any time, or for any period of time, a provision hereof shall not be construed to be a wavier of such provision or the right of such party thereafter to enforce each and every such provision.

         7. APPLICABLE LAW.

         This Agreement is to be interpreted in accordance with the laws of the State of Texas (except conflicts of law provisions) in effect at the time of the execution of this Agreement. Under this Agreement, venue shall lie in the County of Travis in the State of Texas.

         8. NOTICES.

         Any notice, communication or statement required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person or by certified mail, return receipt requested postage prepaid, to the address of the respective parties below or other address if the respective party is notified of new address in writing:

    CONSULTANT:         Bradley J. Farley
                        1202 Hallmark, Suite 306
                        San Antonio, Texas 78216
                        Phone: (210) 340-6666
                        Fax: (210) 340-4940

    COMPANY:            Austin Funding Corporation
                        823 Congress Avenue, Suite 515
                        Austin, Texas 78701
                        Phone: (512) 481-8000
                        Fax: (512) 481-8001


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         IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date and year written below.

                                        CONSULTANT


                                        /s/ BRADLEY J. FARLEY
                                        ----------------------------------------
                                        Bradley J. Farley
                                        1202 Hallmark, Suite 306
                                        San Antonio, Texas 78216

                                        COMPANY:

                                        Austin Funding Corporation


                                       By:
                                          --------------------------------------
                                          Glenn LaPointe, President


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